Exhibit 99.1

Elite Pharmaceuticals, Inc. Reports Financial Results for the Second Quarter of Fiscal Year 2026

ended September 30, 2025 and Provides Conference Call Information

Conference Call Scheduled for Monday, November 17 at 11:30 AM EST

Northvale, NJ – November 14, 2025: Elite Pharmaceuticals, Inc. (“Elite” or the “Company”) (OTCBB: ELTP), a specialty pharmaceutical company developing niche generic products, announced results for the second quarter of fiscal year 2026 ended September 30, 2025 (“Second Quarter”).

Consolidated revenues for the three-month period ending September 30, 2025, were $36.3 million, an increase of $17.4 million or approximately 92% as compared to the comparable period of the prior fiscal year. Income from operations was $8.2 million, an increase of $4.7 million or approximately 136%, as compared to the comparable period of the prior fiscal year. The increase in income from operations was primarily attributed to sales of Elite’s lisdexamfetamine products, which were launched after the comparable period of the prior fiscal year, as well as overall strong growth in the Elite label product lines as compared to the comparable period in the prior fiscal year.

Conference Call Information

Elite’s management will host a conference call to discuss the Second Quarter of Fiscal Year 2026 financial results and provide an update on recent business developments. Stockholder questions should be submitted to the company in advance of the call.

Date:	November 17, 2025
Time:	11:30 AM EST
Dial-in numbers:	1-800-346-7359 (domestic) 1-973-528-0008 (international)
Conference number:	98840
Questions:	dianne@elitepharma.com Financial questions by 7:00 PM EST on Friday, November 14, 2025
Audio Replay:	https://elite.irpass.com/events_presentations

The financial statements can be viewed for Elite’s Second Quarter of Fiscal Year 2026 on Form 10-Q here.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops, manufactures, and distributes niche generic products. Elite’s product lines consist of immediate-release and controlled-release, solid oral dose products, which are marketed under the Elite Laboratories label, as well as pursuant to licenses granted to third-party pharmaceutical marketing and distribution organizations. Elite operates a cGMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ. For more information, visit www.elitepharma.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release. Readers are cautioned that such forward-looking statements involve, without limitation, risks, uncertainties, and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of products by the FDA and the actions the FDA may require of Elite in order to obtain such approvals. These forward-looking statements are not guarantees of future action or performance. These risks and other factors are discussed, without limitation, in Elite’s filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q, and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com